Exhibit 99.1
March 6, 2017

TransEnterix, Inc. Reports Operating Results for the Fourth Quarter and Full Year 2016

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE MKT:TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the fourth quarter and full year 2016.

Recent Highlights

On February 23, 2017, the Company sold a SenhanceTM Surgical Robotic System to St. Marien-Krankenhaus Siegen, a large multi-specialty hospital, establishing the hospital’s robotic surgical program.

We expanded our Clinical Leadership Program to three sites, which now includes installed systems in France, Italy and the United Kingdom.

On January 5, 2017, the Company received an additional €5 million investment, or approximately $5.2 million, from SOFAR S.p.A.

On December 15, 2016, the Company entered into a common stock purchase agreement, providing the Company with up to $25 million over 36-months from date of execution.

“We are pleased with the significant progress we made during the year in establishing a strong foundation for Senhance commercialization,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We are excited about the opportunity to leverage that foundation to drive growth in Europe and other regions, and look forward to the submission of our Senhance 510(k) and anticipated approval in 2017.”

Financial Highlights

For the three months ended December 31, 2016, the Company reported revenue of $53 thousand, consisting of the recognition of deferred and services revenue associated with existing placements.

For the three months ended December 31, 2016, total operating expenses were $14.4 million, as compared to $13.9 million in the three months ended December 31, 2015.

For the three months ended December 31, 2016, net loss was $14.0 million, or $(0.12) per share, as compared to $13.6 million, or $(0.13) per share, in the three months ended December 31, 2015.

For the full year ended December 31, 2016, the Company reported revenue of $1.5 million, representing the sale of a Senhance system, net of deferred revenue, as well as the recognition of deferred and service revenue associated with existing placements.

For the full year ended December 31, 2016, total operating expenses were $124.1 million, including primarily non-cash charges for goodwill impairment of $61.8 million and restructuring charges of $5.6 million taken in the second quarter of 2016, as compared to $46.4 million in the full year ended December 31, 2015.

For the full year ended December 31, 2016, net loss was $120.0 million, or $1.07 per share, as compared to $46.9 million, or $0.59 per share, in the full year ended December 31, 2015.

The Company had cash, cash equivalents and restricted cash of approximately $34.6 million as of December 31, 2016. The Company expects its existing cash, cash equivalents and restricted cash to fund operations into the fourth quarter of 2017. Pursuant to the disclosure requirements of the NYSE MKT Company Guide Section 610(b), the Company is reporting that its audited consolidated financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed expected to be filed with the Securities and Exchange Commission on or about March 6, 2017, contains an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph related to the Company’s ability to continue as a going concern.

Conference Call
TransEnterix, Inc. will host a conference call on Monday, March 6, 2017 at 4:30 PM ET to discuss its fourth quarter and full year 2016 operating and financial results. To listen to the conference call on your telephone, please dial (888) 724-9516 for domestic callers or (913) 312-0978 for international callers and reference TransEnterix Call approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The Company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The Company also developed the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System has been granted a CE Mark but is not currently available for sale in the United States. For more information, visit the TransEnterix website at www.transenterix.com.

Forward-Looking Statements

This press release includes statements relating to our fourth quarter and full year 2016 results, the Senhance™ Surgical Robotic System and our current regulatory and commercialization plans for this product. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including when we will file the 510(k) submission for the Senhance Surgical Robotic System, whether the Senhance 510(k) will be approved by the FDA in 2017, whether our commercialization plans and the development of our pipeline will be successful, and whether existing cash, cash equivalents and restricted cash will fund operations into the fourth quarter of 2017. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2016, which we expect to file shortly, and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

(unaudited)

	December 31, December 31,
	2016 2015
Assets
Current Assets
Cash and cash equivalents	$24,165	$38,449
Accounts receivable, net	621	76
Inventories	7,883	6,625
Interest receivable	12	6
Other current assets	5,335	3,987

Total Current Assets	38,016	49,143

Restricted cash	10,425	—
Accounts receivable, net of current portion	266	—
Inventories, net of current portion	—	709
Property and equipment, net	5,772	4,408
Intellectual property, net	37,090	46,898
In-process research and development	15,920	16,511
Goodwill	68,697	130,869
Other long term assets	63	64

Total Assets	$176,249	$248,602

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,984	$4,450
Accrued expenses	8,206	7,395
Contingent consideration – current portion	10,502	12,500
Notes payable — current portion, net of debt discount	7,997	6,727

Total Current Liabilities	30,689	31,072
Long Term Liabilities
Contingent consideration – less current portion	12,298	11,000
Notes payable — less current portion, net of debt discount	4,995	12,990
Net deferred tax liabilities	10,397	16,263

Total Liabilities	58,379	71,325
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at December 31, 2016 and 2015, respectively; 115,781,030 and 100,180,872 shares issued at December 31, 2016 and 2015, respectively; and 115,687,351 and 100,149,453 shares outstanding at December 31, 2016 and 2015, respectively	115	100
Additional paid-in capital	426,609	363,280
Accumulated deficit	(302,844)	(182,864)
Treasury stock at cost, 93,679 and 31,419 shares at December 31, 2016 and 2015, respectively	(241)	(73)
Accumulated other comprehensive loss	(5,769)	(3,166)

Total Stockholders’ Equity	117,870	177,277

Total Liabilities and Stockholders’ Equity	$176,249	$248,602

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Operating Activities
Net loss	$ (119,980)	$(46,948)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	1,942	1,248
Amortization of intangible assets	6,967	2,185
Amortization of debt discount and debt issuance costs	177	142
Stock-based compensation	5,033	3,311
Common stock issued for services	116	—
Inventory write-down related to restructuring	2,565	—
Loss on disposal of property	—	34
Non-cash restructuring and other charges	2,556	—
Goodwill impairment	61,784	—
Deferred tax benefit	(5,562)	(1,024)
Change in fair value of contingent consideration	482	(400)
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(1,041)	133
Interest receivable	(6)	(5)
Inventories	(6,647)	(4,630)
Other current and long term assets	(1,528)	728
Accounts payable	(356)	1,096
Accrued expenses	1,112	5,371

Net cash and cash equivalents used in operating activities	(52,386)	(38,759)

Investing Activities
Payment for acquisition of a business	—	(25,000)
Purchase of property and equipment	(1,361)	(1,234)

Net cash and cash equivalents (used in) provided by investing activities	(1,361)	(26,234)

Financing Activities
Payment of debt	(6,902)	—
Payment of contingent consideration	(1,182)	—
Proceeds from issuance of common stock, net of issuance costs	58,029	58,331
Proceeds from issuance of debt, net of debt discount	—	9,887
Taxes paid related to net share settlement of vesting of restricted	(168)	(73)
stock units
Proceeds from exercise of stock options and warrants	166	259

Net cash and cash equivalents provided by financing activities	49,943	68,404

Effect of exchange rate changes on cash and cash equivalents	(55)	22

Net (decrease) increase in cash, cash equivalents and restricted cash	(3,859)	3,433
Cash, cash equivalents and restricted cash, beginning of period	38,449	35,016

Cash, cash equivalents and restricted cash, end of period	$34,590	$38,449

Supplemental Disclosure for Cash Flow Information
Interest paid	$1,289	$973
Supplemental Schedule of Noncash Investing Activities
Transfer of inventory to property and equipment	$3,198	—
Issuance of common stock warrants	—	$97
Contingent consideration related to acquisition	—	$23,900
Issuance of common stock related to acquisition	—	$43,677

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$53	$—	$1,519	$—
Cost of revenue	38	—	1,069	—

Gross profit	15	—	450	—

Operating Expenses
Research and development	7,513	8,558	29,273	29,669
Sales and marketing	3,588	1,694	9,151	2,855
General and administrative	2,886	2,224	10,813	7,831
Amortization of intangible assets	1,655	1,596	6,967	2,185
Change in fair value of contingent consideration	(1,218)	(400)	482	(400)
Inventory write-down related to restructuring	—	—	2,565	—
Restructuring and other charges	(21)	—	3,064	—
Goodwill impairment	—	—	61,784	—
Acquisition related costs	—	228	—	4,231
Total Operating Expenses	14,403	13,900	124,099	46,371

Operating Loss	(14,388)	(13,900)	(123,649)	(46,371)

Other Expense
Interest expense, net	(390)	(604)	(1,889	(1,601)
Other (expense) income	(30)	—	35	—

Total Other Expense, net	(420)	(604)	(1,854)	(1,601)

Loss before income taxes	$(14,808	$(14,504)	$(125,503)	$(47,972)
Income tax benefit	816	925	5,523	1,024
Net loss	$(13,992)	$(13,579)	$(119,980)	$(46,948)

Other comprehensive gain (loss)
Foreign currency translation gain (loss)	(4,802)	(2,737)	(2,603)	(3,166)

Comprehensive loss	$(18,794)	$(16,316)	$(122,583)	$(50,114)

Net loss per share — basic and diluted	$(0.12)	$(0.13)	$(1.07)	$(0.59)
Weighted average common shares outstanding - basic and diluted	115,151	100,145	112,185	79,628